EXHIBIT 10.54

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (this "Agreement") is made and entered into as of this 11th day of November, 1998, by and between Weingarten Realty Investors, a Texas real estate investment company (the "Company") and JOHNNY HENDRIX ("Executive").  Unless defined elsewhere in this Agreement, all initial capitalized terms shall have the meanings set forth in Section 8 of this Agreement.

RECITALS

WHEREAS, Executive is currently employed by the Company as Vice President.

WHEREAS, to encourage Executive to remain employed with the Company, the Company desires to provide Executive with an opportunity for certain severance compensation in the event of a Change in Control of the Company and termination of Executive’s employment following such Change in Control on the terms and conditions set forth herein;

WHEREAS, the Company and Executive each recognize and hereby acknowledge that Executive's employment with the Company is and shall continue to be terminable at will, without prior notice, by either the Company or Executive; and

WHEREAS, the Company and Executive each hereby acknowledge that this Agreement is not intended to be, and shall not be construed as, an express or implied contract of employment between the Company and Executive;

NOW, THEREFORE, for and in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and Executive hereby agree as follows:

AGREEMENTS

1.    Change in Control.  In the event of the occurrence of a Change in Control, Executive's employment may be terminated by the Company during the Severance Period without Executive becoming entitled to the Severance Benefit or the other benefits described in Section 3 below only upon the occurrence of his termination for cause.  If Executive's employment is terminated by the Company after a Change in Control during the Severance Period for any other reason, Executive shall be entitled to the benefits provided in Section 3.

2.    Termination Following a Change in Control.  The Company shall pay the Severance Benefit to Executive if, during the Severance Period, (i) Executive's employment with the Company is terminated by the Company other than for Cause; (ii) Executive becomes permanently disabled;  or dies; (iii) Executive terminates his employment with the Company (which he shall be entitled to do) due to the:

(a)    failure to elect or reelect or otherwise maintain Executive in the office or the position, or a substantially equivalent office or position, of or with the Company which Executive held immediately prior to a Change in Control, or the removal of Executive as a Trust Manager of the Company (or any successor thereto) if Executive had been a Trust Manager of the Company immediately prior to the Change in Control;

(b)    significant change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which Executive held immediately prior to the Change in Control, a reduction in the aggregate of Executive's base pay and incentive pay received from the Company, or the termination or denial of Executive's rights to Employee Benefits or a reduction in the scope or value thereof, except for any such termination or denial, or reduction in the scope of value, of any Employee Benefits applicable generally to all recipients of or participants in such Employee Benefits;

(c)    the determination by Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including without limitation, a change in the scope of the business or other activities for which Executive was responsible immediately prior to the Change in Control, which has rendered Executive substantially unable to carry out, has substantially hindered Executive's performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities, or duties attached to the position held by Executive immediately prior to the Change in Control, which situation is not remedied within five calendar days after written notice to the Company from Executive of such determination;

(d)    the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of the Company's business and/or assets have been transferred (directly or by operation of law) assumes all duties and obligations of the Company under this Agreement;

(e)    the Company relocates its principal executive offices, or requires Executive to have Executive's principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change in Control, or requires Executive to travel away from Executive's office in the course of discharging Executive's responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, Executive's prior written consent; and/or

(f)    without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

Any Severance Benefit due under this Section 2 shall be due and payable within five business days after the occurrence of the event giving rise to the Company's obligation to pay the Severance Benefit.

3.    Severance Benefits.    (a) In addition to the Severance Benefit, during the Severance Period, the Company will arrange to provide Executive with Employee Benefits that are welfare benefits (including, but not limited to, medical/dental program, life insurance, etc.  but not share options, share purchase, share appreciation, dividend equivalent rights or similar compensatory benefits) substantially similar to those which Executive was receiving or entitled to receive immediately prior to the Change in Control.  Such one year period will be considered service with the Company for the purpose of determining service credits and benefits due and payable to Executive under the Company's retirement income, supplemental executive retirement, and other benefit plans of the Company applicable to Executive, Executive's dependents, or Executive's beneficiaries immediately prior to the Change in Control.  If and to the extent that any benefit described in the immediately preceding sentence is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment of such Employee Benefits to Executive, and, if applicable, Executive's dependents and beneficiaries.  Without otherwise limiting the purposes or effect of Section 4, Employee Benefits otherwise receivable by Executive pursuant to this Section 3(a) will be reduced to the extent comparable welfare benefits are actually received by Executive from another employer during the Severance Period following Executive's termination date.  The immediately preceding sentence is not intended to modify the provisions of Paragraph 4 of the Agreement.

(b)    There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for Executive provided for in this Agreement, except as expressly provided in the last sentence of Section 3(a).

(c)    Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Section 3 and under Sections 5 and 6 will survive any termination or expiration of this Agreement following a Change in Control.

4.    No Mitigation Obligation.Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

5.    Certain Additional Payments by the Company.    (a) Notwithstanding anything in this Agreement to the contrary, in the event it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any share option, share appreciation right, dividend equivalent right, restricted shares or similar right, the lapse or termination of any restriction on or the vesting or exercise ability of any of the foregoing (any such payment or distribution, a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-up Payment will be made with respect to the Excise Tax, if any, attributable to (A) any incentive share option ("ISO") granted prior to the execution of this Agreement or (B) any share appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (A) of this sentence.  The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive will have received an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)    Subject to the provisions of Section 5(f), all determinations required to be made under this Section 5, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by Executive in Executive's sole discretion.  Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after Executive's termination date, and any such other time or times as may be requested by the Company or Executive.  If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive within five business days after receipt of such determination and calculations with respect to any Payment to Executive.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish the Company and Executive an opinion that Executive has substantial authority not to report any Excise Tax on Executive's federal, state or local income or other tax return.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 5(f) and Executive thereafter is required to make a payment of any Excise Tax, Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible.  Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

(c)    The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 5(b).  Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive.

(d)    The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive.  Executive will make proper payment of the amount of any Excise Payment and, at the request of the Company, provide to the Company true and correct copies (with any amendments) of Executive's federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.  If prior to the filing of Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

(e)    The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5(b) will be borne by the Company; provided that such fees and expenses are customary and reasonable and do not exceed the hourly rates then being charged by the accounting firm regularly retained by the Company.  If such fees and expenses are initially paid by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefor and reasonable evidence of Executive's payment thereof.

(f)    Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification will be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive).  Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar day period following the date on which Executive gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due.  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

(A)    provide the Company with any written records or documents in Executive's possession relating to such claim reasonably requested by the Company;

(B)    take such action in connection with contesting such claim as the Company may reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(C)    cooperate with the Company in good faith in order effectively to contest such claim; and

(D)    permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.  Without limiting the foregoing provisions of this Section 5(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 5(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Executive may participate therein at Executive's own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive will prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company may determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount.  The Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g)    If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(f), Executive receives any refund with respect to such claim, Executive will (subject to the Company's complying with the requirements of Section 5(f)) pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto) within 30 calendar days after such receipt and the Company's  satisfaction of all accrued obligations under this Agreement.  If, after the receipt by Executive of any amount advanced by the Company pursuant to Section 5(f), a determination is made that

Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such determination prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to Executive pursuant to this Section 5.

6.    Legal Fees and Expenses; Security.  It is the intent of the Company that Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights to compensation upon a Change in Control by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder.  Accordingly, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare the agreement to pay Executive compensation upon a Change in Control void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive hereunder, the Company irrevocably authorizes Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereinafter provided, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Company Manager, officer, shareholder, or other person affiliated with the Company, in any jurisdiction.  Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship will exist between Executive and such counsel.  Without regard to whether Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Executive in connection with any of the foregoing.

7.    Employment Rights; Termination Prior to Change in Control.  Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or Executive to have Executive remain in the employ of the Company prior to or following any Change in Control.  Any termination of the employment of Executive by the Company for any reason other than Cause following the commencement of any discussion with a third person that results in a Change in Control within 180 calendar days after such termination or removal will entitle Executive to receive all benefits he would have received under this Agreement had he been an employee of the Company on the date of the Change in Control.

8.    Certain Defined Terms.  In addition to terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

(a)    "Change in Control" means the occurrence during the term of this Agreement of any of the following events:

(i)     the Company is merged, consolidated, or reorganized into or with another corporation or other legal entity and the Company is not the "surviving entity;"

(ii)    the Company sells or otherwise transfers 50% or more of its assets to another corporation or other legal entity or in a series of related transactions;

(iii)   there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing over 25% of the combined voting power of the securities of the Company entitled to vote generally in the election of Company Managers (the "Voting Shares") of the Company or could become the owner of over 25% of the Company’s Common Shares of Beneficial Interest through the conversion of the Company’s debt or equity securities;

(iv)   the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; provided, however, a Change in Control shall be deemed to occur only when the transaction described in the Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) is consummated; or

(v)    if, during any period of 12 months, individuals who at the beginning of any such period constitute the Trust  Managers of the Company cease for any reason (other than death or disability) to constitute at least a majority thereof;

Notwithstanding the foregoing provisions of Section 8(a), a "Change in Control" will not be deemed to have occurred for purposes of this Section 8(a) solely because (A) an entity in which the Company, directly or indirectly, beneficially owns 50% or more of the voting securities (a "Subsidiary"), or (B) any employee share ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Shares, whether in excess of 25% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

The determination as to which party to a merger, consolidation or reorganization is the "surviving entity" within the meaning of Section 8(a) shall be made on the basis of the relative equity interests of the shareholders in the entity existing after the merger, consolidation or reorganization, as follows: if following any merger, consolidation or reorganization the holders of outstanding Voting Shares of the Company immediately prior to the merger, consolidation or reorganization own equity securities possessing more than 50% of the voting power of the entity existing following the merger, consolidation or reorganization, the Company shall be the surviving entity.  In all other cases, the Company shall not be the surviving entity.  In making the determination of ownership of equity securities by the shareholders of an entity immediately after the merger, consolidation or reorganization pursuant to this paragraph, equity securities which the shareholders owned immediately before the merger, consolidation or reorganization as shareholders of another party to the transaction shall be disregarded.  Further, for purposes of this paragraph only, outstanding voting securities of an entity shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote.

(b)    "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any share option, share purchase, share appreciation, dividend equivalent rights, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

(c)    The term "Severance Benefit" shall mean an amount equal to 2.99 times (i) Executive's annualized base salary rate as of the date of the first event constituting a Change in Control or, if higher, (ii) Executive's highest base salary received for any year in the previous five fiscal years immediately preceding the first event constituting a Change in Control, plus 2.99 times Executive's targeted bonus amount as accrued on the books of the Company for the fiscal year in which the first event constituting a Change in Control occurs.  If Executive has been employed by the Company for less than five years, this Section 8(c) shall be deemed to mean such actual period of employment.

(d)    "Severance Period" means the period of time commencing on the date of an occurrence of each Change in Control and continuing until the earliest of (i) the expiration of one year after each occurrence of an event constituting a Change in Control, or (ii) Executive's attainment of age 65.

    (e)    "Cause" means the occurrence of any of the following events:

  "Cause" means the following grounds for termination: (i) any act by Executive of fraud or sexual harassment with respect to any aspect of the Company's business; (ii) drug or alcohol abuse or behavior that impedes Executive's job performance; (iii) failure by Executive to perform hereunder after notice of such failure (with a 30-day cure period) and explanation of such failure of performance, which is reasonably determined by the Board of Trust Managers to be materially injurious to the business or interests of the Company; (iv) misappropriation of funds or any corporate opportunity; or (v) conviction of Executive of a crime of moral turpitude (or a plea of nolo contendere thereto).

9.    Term.  The term of this Agreement shall be deemed to commence and be effective as of the date of this Agreement and shall continue for a five-year term and shall automatically renew for one-year terms unless either party gives notice of its intent not to renew at least 180 days prior to the end of any term or, unless earlier terminated in accordance with the provisions hereof.

10.    Termination.  Except with respect to the provisions of this Agreement that provide for payments to be made to Executive after termination of employment, this Agreement shall terminate automatically without further action by either of the parties hereto upon the death or permanent disability of Executive or the termination of Executive's employment with the Company for any reason or no reason, in accordance with Executive's status as an employee at will.  As used herein, the term "permanent disability" means physical or mental disability or both that is determined by the Company, in its reasonable discretion, to substantially impair the ability of Executive to perform the day-to-day functions normally performed by Executive if the disability is suffered (or is reasonably expected to be suffered) by Executive for a period of not less than six consecutive calendar months.  Notwithstanding the foregoing and except as set forth in Section 7, Executive (or his estate, heirs or personal representatives, as applicable) shall not be entitled to severance compensation except to the extent that a Change in Control of the Company occurs 180 days or less prior to the termination of this Agreement.

11.    Representation by Executive.  Executive hereby represents and warrants to the Company that there are no agreements or understandings that would make unlawful his execution or delivery of this Agreement.

12.    Notices.  All notices, renewals and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been given if delivered or mailed, by certified mail, first class postage prepaid, to the parties at the addresses set forth in this Agreement, as the same may be changed in writing by the parties from time to time.

13.    Entire Agreement.  The parties expressly agree that this Agreement is contractual in nature and not a mere recital, and that it contains all the terms and conditions of the agreement between the parties with respect to the matters set forth herein.  All prior negotiations, agreements, arrangements, understandings and statements between the parties relating to the matters set forth herein that have occurred at any time or contemporaneously with the execution of this Agreement are superseded and merged into this completely integrated Agreement.  The Recitals set forth above shall be deemed to be part of this Agreement.

14.    Governing Law.  This Agreement was negotiated and is performable in Harris County, Texas and shall be governed by the laws of the State of Texas without giving effect to principles of conflicts of law.

15.    Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from, and in lieu of such provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with the proceeding provision.

16.    Counterparts.  This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart executed by the party sought to be charged with performance hereunder.

17.    Assignment and Delegation.  All rights, covenants and agreements of the Company set forth in this Agreement shall, unless otherwise provided herein, be binding upon and inure to the benefit of the Company's respective successors and assigns.  All rights, covenants and agreements of Executive set forth in this Agreement shall, unless otherwise provided herein, not be assignable by Executive, and shall be considered personal to Executive for all purposes.

18.    Death.  If Executive dies before receiving payment under this Agreement, a lump-sum payment shall be made to Executive's estate or designated beneficiary.

19.    Waiver of Breach.  Failure by either party to demand strict compliance with any of the terms, covenants or provisions hereof shall not be deemed a waiver of the term, covenant or provision, nor any waiver or relinquishment by the Company of any power at any other time or times.

20.    Withholding of Taxes.  The Company shall withhold taxes from amounts paid pursuant to this Agreement as required by law, and, to the extent deemed necessary by the Company, in good faith.

21.    Vesting of Benefits.  Notwithstanding anything in this Agreement, the Company's Stock Option Plan (the "Plan"), any agreement entered into under the Plan, or under any retirement, pension, profit sharing or other similar plan, upon the occurrence of a Change in Control, all deferred or unvested portions of any award made to Executive under any of the foregoing plans and agreements shall automatically become fully vested in Executive and shall be in effect and redeemable by or payable to Executive, or Executive's designated beneficiary or estate, on the same conditions (other than vesting) as would have applied had the Change in Control not occurred.  All unvested awards under the Plan shall immediately vest upon the Change in Control and Executive shall have the right to exercise any vested awards during the balance of the awards' term.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first set forth above.

WEINGARTEN REALTY INVESTORS
By:	/s/ Stephen C. Richter
Title:

Notice Address:	2600 Citadel Plaza Drive
Houston, Texas 77008

           EXECUTIVE:

WEINGARTEN REALTY INVESTORS
/s/ Johnny Hendrix
JOHNNY HENDRIX

Notice Address:	2600 Citadel Plaza Drive
Houston, Texas 77008